Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated November 17, 2020 relating to the consolidated financial statements of Bit Origin Ltd, formerly known as China Xiangtai Food Co., Ltd., and subsidiaries for the year ended June 30, 2020 included in its annual report (Form 20-F) for the year ended June 30, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

February 6, 2023